Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Contact:
Mark L. Abbate
EVP & Chief Financial Officer
(888) 578-7282

Service Bancorp, Inc. Reports Results

for the Quarter and Six Months Ended December 31, 2007

Medway, MA, January 30, 2008 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced a net loss for the quarter ended December 31, 2007 of $20,000, or $0.01 per fully diluted share, compared with net income of $406,000, or $0.24 per fully diluted share, for the same quarter a year ago. The net loss for the six months ended December 31, 2007 was $244,000, or $0.15 per fully diluted share, compared with net income of $655,000, or $0.39 per fully diluted share, for the same period a year ago.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “We have begun to experience a widening net interest margin with the recent rate reductions this quarter. Our quarterly net loss and increase in non-performing assets reflected the continuing impact of declining economic conditions on some of our commercial lending relationships. However, we are assigning additional resources to the collection and disposition of non-performing assets and were able to reduce those assets by more than $1 million since quarter end.”

For the quarter ended December 31, 2007, net interest income decreased $123,000, or 4.5%, to $2.6 million from $2.8 million for the same quarter last year, primarily due to a $3.9 million decrease in net average interest-earning assets to $45.5 million, a decrease of seven basis points in the yield on interest-earning assets to 6.15%, and an increase of one basis point in the cost of interest-bearing liabilities to 3.86%. The net interest rate spread and net interest margin were 2.29% and 2.74%, respectively, for the quarter ended December 31, 2007, compared to 2.37% and 2.86%, respectively, for the same quarter last year. For the six months ended December 31, 2007, net interest income decreased $462,000, or 8.2%, to $5.2 million from $5.6 million for the same period last year, primarily due to a decrease of 14 basis points in the yield on interest-earning assets to 6.11%, an increase of 11 basis points in the cost of interest-bearing liabilities to 3.89%, and a $2.6 million decrease in net average interest-earning assets to $45.4 million. The net interest rate spread and net interest margin were 2.22% and 2.67%, respectively, for the six months ended December 31, 2007, compared to 2.47% and 2.94%, respectively, for the same period last year. Also contributing to the decreases in net interest income were declines in average core deposits of $11.3 million and $11.6 million for the quarter and six months ended December 31, 2007, respectively, as compared to the same periods last year, which were replaced with higher cost certificates of deposit and borrowings.

The provision for loan losses was $340,000 for the quarter ended December 31, 2007, which was $112,000 higher than the $228,000 recorded for the same quarter last year. For the six months ended December 31, 2007, the provision for loan losses was $860,000, which was $332,000 higher than the $528,000 recorded for the same period last year. The allowance for loan losses totaled $3.5 million at December 31, 2007, and represented 1.03% of loans outstanding compared with 0.94% of loans outstanding at June 30, 2007. These loan loss provisions were based primarily on management’s assessment of several key factors, including internal loan review classifications reflecting commercial relationships deemed by the Company to be impaired, historical loss experience, changes in portfolio size and composition, and current economic conditions.

Non-interest income decreased $51,000, or 8.3%, to $563,000 for the quarter ended December 31, 2007 from $614,000 for the same quarter last year. For the six months ended December 31, 2007, non-interest income increased $47,000, or 4.3%, to $1.1 million from the same period last year. Non-interest income in the current year periods reflected higher customer service fee income, lower gains from mortgage banking activities as a result of reduced residential loan sales, and lower gains from sales of investment securities than the same periods last year. The Company, through its residential loan origination division, the Strata Mortgage Center, sold $2.3 million in residential real estate loans in the secondary market during the six months ended December 31, 2007. By comparison, the Company sold $9.2 million on the secondary market during the six months ended December 31, 2006.

Total non-interest expense for the quarter ended December 31, 2007 increased $377,000, or 14.8%, to $2.9 million compared to the same quarter last year, primarily due to increases in occupancy and equipment expenses of $150,000, technology costs of $120,000, and professional fees and other operating expenses of $137,000. For the six months ended December 31, 2007, non-interest expense increased $681,000, or 13.1%, to $5.9 million from the same period last year, primarily due to increases in occupancy and equipment expenses of $291,000, technology costs of $171,000, and professional fees and other operating expenses of $245,000. The increases in occupancy and equipment expenses were the result of the consolidation of the executive and operations center to a central location within the Company’s market area during the last quarter of fiscal year 2007. The increases in technology costs are primarily related to increased data processing and computer software costs that support the Company’s growth in operations. And the increases in professional fees and other operating expenses were due in large part to expenses associated with problem loans and foreclosed properties.

Total non-performing assets as a percentage of total assets increased to 2.75% at December 31, 2007 from 1.23% at June 30, 2007. Non-performing loans totaled $10.6 million at December 31, 2007, an increase of $7.4 million, from $3.2 million at June 30, 2007. Foreclosed assets totaled $769,000 at December 31, 2007, an increase of $463,000, from $306,000 at June 30, 2007. Subsequent to December 31, 2007, the Company reduced non-performing loans by $1.2 million.

The Company’s total assets were $413.2 million as of December 31, 2007, compared with $415.1 million as of June 30, 2007, a decrease of $1.9 million, or 0.4%. Total gross loans increased $4.4 million, or 1.3%, since June 30, 2007 to $334.1 million. Total residential real estate loans including loans held for sale increased by $9.7 million, or 6.3%, to $163.8 million at December 31, 2007. Commercial loans, comprised of commercial real estate, construction and commercial business loans, decreased $4.7 million, or 3.1%, since June 30, 2007 to $148.9 million. Home equity and consumer loans decreased $665,000, or 2.7%, since June 30, 2007 to $24.0 million.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, and corporate bonds decreased $4.8 million, or 8.1%, since June 30, 2007 to $54.9 million at December 31, 2007 due to bond maturities during the period, partially offset by net purchases and a reduction in unrealized loss on securities available for sale due to favorable changes in the market prices for debt securities since June 30, 2007.

Total deposits were $259.6 million, a decrease of $14.6 million, or 5.3%, since June 30, 2007. Core deposits decreased $12.2 million, or 8.8%. The largest decrease was in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the seasonality of the residential loan market. Certificates of deposit increased $1.3 million, or 1.1%, due to several certificate of deposit promotions since June 30, 2007. In addition, brokered certificates of deposit were reduced $3.7 million during the same period. Borrowings, primarily Federal Home Loan Bank advances, increased $12.4 million, or 11.3%.

Stockholders’ equity increased to $29.5 million, or $17.95 book value per share, at December 31, 2007 from $29.3 million, or $17.84 book value per share, at June 30, 2007. The Company’s ratio of stockholders’ equity to total assets at December 31, 2007 was 7.15%, which together with other capital measures qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2007 was 7.06%. The increase in the ratio reflects a net increase of $432,000 in capital from accumulated other comprehensive income due to favorable changes in the market prices for debt securities since June 30, 2007.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Established in 1871, Strata Bank has assets in excess of $410 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank is an FDIC and DIF insured institution. Strata’s team of professionals works collectively to provide the ultimate customer service through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	December 31, 2007	June 30, 2007	December 31, 2006
Consolidated Balance Sheet Data:
Total assets	$413,192	$415,059	$411,119
Total loans, net of allowance for loan losses	334,095	330,020	330,989
Short-term investments	1,810	951	1,199
Other investments	54,865	59,697	59,104
Deposits	259,594	274,165	262,439
Borrowings	121,911	109,510	117,610
Stockholders’ equity	29,547	29,308	29,064
Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.15%	7.06%	7.07%
Book value per share	$17.95	$17.84	$17.69
Non-performing assets to total assets	2.75%	1.23%	0.56%
Allowance for loan losses to loans	1.03%	0.94%	1.00%
Number of full-service offices	8	8	8

	Quarter Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Consolidated Statement of Income Data:
Total interest income	$5,990	$6,073	$11,959	$12,072
Total interest expense	3,351	3,311	6,801	6,452

Net interest income	2,639	2,762	5,158	5,620
Provision for loan losses	340	228	860	528

Net interest income, after provision for loan losses	2,299	2,534	4,298	5,092

Service charges and other income	448	394	921	775
Mortgage banking gains, net	6	24	11	79
Securities sale gains, net	109	196	200	231

Total non-interest income	563	614	1,132	1,085

Total non-interest expense	2,928	2,551	5,886	5,205

Income (loss) before income tax expense (benefit)	(66)	597	(456)	972
Income tax expense (benefit)	(46)	191	(212)	317

Net income (loss)	$(20)	$406	$(244)	$655

Earnings (loss) per share:
Basic	$(0.01)	$0.25	$(0.15)	$0.40

Diluted	$(0.01)	$0.24	$(0.15)	$0.39

Weighted average shares:
Basic	1,645,385	1,642,093	1,644,483	1,640,829

Diluted	1,645,385	1,663,941	1,644,483	1,662,362

Performance Ratios:
Annualized return on average assets	-0.02%	0.40%	-0.12%	0.32%
Annualized return on average equity	-0.27%	5.52%	-1.63%	4.52%
Net interest spread	2.29%	2.37%	2.22%	2.47%
Net interest margin	2.74%	2.86%	2.67%	2.94%